Warehousing Contract

Party A: Shandong Yulin Warehousing Co., Ltd.
Party B: Zibo Hongmao Pharmaceutical Sales Co., Ltd.

Party A has partial warehouses located in court of No.58 East Xingyuan Road, Zhangdian District. According to the regulations related to warehouse keeping contract in Chapter 19 and 20 of the Contract Law of the People’s Republic of China, Party A and Party B have entered the Contract through negotiation.
I.
Party A rents the first and second floor of North No.1 warehouse (the building area is totally 3,750 square meters) to Party B for storing commodities and goods. The using period of the warehouse is from August 1, 2011 to July 31, 2016. The warehouse price is RMB 0.32 per square meter every day and the annual warehousing charge is RMB 438,000.

II.
Party B shall pay RMB 100,000 down payment before using the warehouse and it shall not be returned if Party B breaks the contract. If Party A breaks the contract, the down payment shall be returned and the bank deposit interest of the corresponding period shall be paid. The down payment shall be regarded as the warehousing charges since Party B paying off all fees.

III.
The warehousing charge shall be paid one time every half year. The first payment time is before August 1, 2011 and the warehousing charge is RMB 219,000; the second payment time is on February 1, 2012 and the warehousing charge is RMB 219,000; and the future payment time is on August 1 and February 1 of each year. In case of holidays, it can be paid in advance. If the payment is delayed over ten days, Party A will charge the late fee from Party B according to 5/1000 of the warehousing charges unpaid for each overdue day.

IV.
Party B shall manage the warehouse itself and Party A assists in the inspection of Party B’s warehouse watch-keeper. Party A shall not be responsible for the quantity and category of commodities in the warehouse and the problems aroused by the receiving, delivering and commodity protection shall be assumed by Party B itself.

V.
Party B shall not store flammable, explosive and dangerous products in the warehouse. If the problem related to it occurs, Party B shall assume all responsibilities and expenses. During the using period, Party B shall operate legally, observe laws and disciplines, obey the management and supervision of the relevant department, and observe the management system and regulation of the property management company.

VI.
Party B shall cherish the warehouse and all facilities of Party A. For any damage caused by human and the normal damage during the using period, Party B shall be responsible for repairing. The special condition shall be reported to Party A and solved through negotiation.

VII.	If Party B violates the relevant regulations or arouses dispute with other person during the using period, and is punished, the loss and responsibility aroused shall be assumed by itself.

VIII.
Party B shall obey the management of Party A, for example, the vehicle admission and parking shall be handled according to Party A’s requirement. The number of vehicle parked in the court at every night shall not exceed 15. Meanwhile, Party B shall obey the management of the property management company and pay the corresponding fees timely.

IX.	Party A and Party B shall fulfill their duties and make efforts to implement the cooperation work of both parties.
X.
Party B has the priority to use the warehouse under the same condition after the expiration of the Contract. If Party B shall continue to use, it shall renew the contract with Party A and pay charges three months before the expiration of the Contract. For the contract termination, it shall notify the other party three months in advance. If Party B terminates the Contract, it shall pay off charges with Party A.

XI.	Party B shall keep the warehouse doors and keys in good condition and compensate for any damage.
The Contract has four copies, with both parties holding two respectively, and it shall take effect after being signed and sealed by both parties.

Party A: Sun Chao	Party B: Chen Hongsheng
July 3, 2011	July 3, 2011